SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No.     )*

AMERICAN STANDARD COMPANIES INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

029712106 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 029712106	13G	Page 2 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

11,062,700
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

11,062,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,062,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.55%
12	TYPE OF REPORTING PERSON*

IN, HC

CUSIP No. 029712106	13G	Page 3 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

11,062,700
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

11,062,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,062,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.55%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 029712106	13G	Page 4 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

OBH, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

11,062,700
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

11,062,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,062,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.55%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 029712106	13G	Page 5 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

11,062,700
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

11,062,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,062,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.55%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 029712106	13G	Page 6 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

11,062,700
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

11,062,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,062,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.55%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 029712106	13G	Page 7 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

11,062,700
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

11,062,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,062,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.55%
12	TYPE OF REPORTING PERSON*

IC, CO

Page 8 of 10 Pages

SCHEDULE 13G

Item 1.
	(a)	Name of Issuer:

American Standard Companies Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

One Centennial Avenue, Piscataway, NJ 08855

Item 2	(a).	Name of Person Filing:

Item 2	(b).	Address of Principal Business Office:

Item 2	(c).	Citizenship:

Warren E. Buffett 1440 Kiewit Plaza Omaha, Nebraska 68131 United States Citizen

Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation

OBH, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

GEICO Corporation 1 Geico Plaza Washington, D.C. 20076 Delaware corporation

Government Employees Insurance Company 1 Geico Plaza Washington, D.C. 20076 Maryland corporation

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

029712106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, Inc., and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with §240.13d-1(b)(1)(ii)(G).

National Indemnity Company and Government Employees Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

The Reporting Persons together are a Group in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

	(a)	Amount beneficially Owned:

See the Cover Pages for each of the Reporting Persons.

Page 9 of 10 Pages

(b) Percent of Class:

See the Cover Pages for each of the Reporting Persons.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii) shared power to vote or to direct the vote

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit A.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 10 of 10 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2007	February 14, 2007
Date	Date

/s/ Warren E. Buffett	/s/ Warren E. Buffett
Signature	Signature

Warren E. Buffett	Warren E. Buffett, Chairman of the Board
Name	Name/Title
Berkshire Hathaway Inc.

February 14, 2007	February 14, 2007
Date	Date

/s/ Warren E. Buffett	/s/ Marc D. Hamburg
Signature	Signature

Warren E. Buffett, Chairman of the Board	Marc D. Hamburg, Chairman of the Board
Name/Title	Name/Title
OBH, INC.	National Indemnity Company

February 14, 2007	February 14, 2007
Date	Date

/s/ Warren E. Buffett	/s/ Olza M. Nicely
Signature	Signature

Warren E. Buffett, Chairman of the Board	Olza M. Nicely, Chairman of the Board
Name/Title	Name/Title
GEICO Corporation	Government Employees Insurance Company